As filed with the Securities and Exchange Commission on July 17, 2015
 Registration No. 333-_________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________

BAY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-1660951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2328 West Joppa Road, Suite 325, Lutherville, Maryland	21093
(Address of principal executive offices)	(Zip code)

Bay Bancorp, Inc. 2015 Equity Compensation Plan
(Full title of the plan)
___________________________
Joseph J. Thomas
President and Chief Executive Officer
7151 Columbia Gateway Drive, Suite A
Columbia, Maryland 21046
410-536-7336
(Name, address and telephone number of agent for service)
___________________________
Copies to:
Andrew Bulgin, Esquire
Gordon Feinblatt LLC
233 East Redwood Street
Baltimore, Maryland 21202
(410) 576-4280
___________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer☐
Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Shares to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	100,000	$___4.98	$_____498,000	$___57.87_

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminable number of additional shares of common stock that may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)
Estimated solely for purposes of determining the registration fee.  The proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed pursuant to Rule 457(h) under the Securities Act of 1933 based upon the average of the high and low sales prices of the common stock of the registrant as reported on the NASDAQ Capital Market on July 15, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission by Bay Bancorp, Inc. (the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, hereby incorporated by reference in this registration statement:

(i)           Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 31, 2015 (which includes certain information contained in the Registrant’s definitive proxy statement on Schedule 14A for the 2015 Annual Meeting of Stockholders, filed with the Commission on April 15, 2015, as supplemented on May 4, 2015, and incorporated therein by reference);

(ii)           Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Commission on May 15, 2015;

(iii)           Current Report on Form 8-K, filed with the Commission on May 29, 2015;

(iv)           Current Report on Form 8-K, filed with the Commission on January 2, 2015; and

(v)           Description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-4 (No. 33-33027), filed with the Commission on January 12, 1990, or any description of the common stock that appears in any prospectus forming a part of any subsequent registration statement of the Registrant or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the termination of the offering of the securities to which this registration statement relates will automatically be deemed to be incorporated by reference into this registration statement.  In no event, however, will any of the information that is “furnished” to the Commission from time to time by the Registrant in any Current Report on Form 8-K be incorporated by reference into, or otherwise be included in, this registration statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in a document subsequently filed modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Registrant will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person.  Written requests should be directed to:  Bay Bancorp, Inc., Corporate Secretary, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.  Telephone requests should be directed to the Corporate Secretary at 410-536-7336.

Item 4.	Description of Securities.

Not applicable.  The Registrant’s common stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)	the act or omission of the director was material to the matter giving rise to such proceeding and

(A)	was committed in bad faith; or

(B)	was the result of active and deliberate dishonesty;

(2)	the director actually received an improper personal benefit in money, property, or services; or

(3)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

The MGCL permits a Maryland corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction:  (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer; provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The MGCL also permits a Maryland corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)	a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant has provided for indemnification of directors and officers and for the advancement of their expenses in ARTICLE X of its Amended and Restated Bylaws (the “Bylaws”).  The relevant provisions of the Bylaws read as follows:

Section 1. General. The Corporation shall indemnify (i) any individual who is a present or former Director or officer of the Corporation or (ii) any individual who serves or has served in another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a Director or officer, or as a partner or trustee of such partnership or employee benefit plan, at the request of the Corporation and who by reason of service in that capacity was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted under the Maryland General Corporation Law. The Corporation may, with the approval of its Board of Directors, provide such indemnification for a person who formerly served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and for any employee or agent of the Corporation or a predecessor of the Corporation.

Section 2. Advancement of Expenses. Reasonable expenses incurred by a Director or officer who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, may be paid or reimbursed by the Corporation, upon the approval of the Board of Directors, in advance of the final disposition of the proceeding upon receipt by the Corporation of (i) a written affirmation by the party seeking indemnification that he has a good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized herein has been met and (ii) a written undertaking by or on behalf of the party seeking indemnification to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

The foregoing discussion is qualified in its entirety by reference to the MGCL.

As permitted under Section 2-418(k) of the MGCL, the Registrant has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Registrant would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person.  The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed or furnished with this registration statement are listed in the Exhibit Index that immediately follows the signatures hereto, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)–(5)    Not applicable.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)-(g)      Not required.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on this 17th day of July, 2015.

BAY BANCORP, INC.

By:	/s/ Joseph J. Thomas
Joseph J. Thomas President and Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph J. Thomas and Larry D. Pickett, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of the date indicated below.

Name	Title	Date

/s/ Joseph J. Thomas	Director, President & CEO	July 17, 2015
Joseph J. Thomas	(Principal Executive Officer)

/s/ Larry D. Pickett	Executive Vice President – Chief	July 17, 2015
Larry D. Pickett	Financial Officer (Principal Accounting Officer)

/s/ Pierre Abushacra	Director	July 17, 2015
Pierre Abushacra

/s/ Robert J. Aumiller	Director	July 17, 2015
Robert J. Aumiller

/s/ Steven K. Breeden	Director	July 17, 2015
Steven K. Breeden

/s/ Mark M. Caplan	Director	July 17, 2015
Mark M. Caplan

	Director	July 17, 2015
Michael J. Chiaramonte

	Director	July 17, 2015
Harold I. Hackerman

/s/ Eric D. Hovde	Chairman of the Board	July 17, 2015
Eric D. Hovde

	Director	July 17, 2015
Charles L. Maskell, Jr.

Exhibit Index

Exhibit Number	Description of Exhibits

4.1	Bay Bancorp, Inc. 2015 Equity Compensation Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A filed on April 15, 2015).

5	Opinion of Gordon Feinblatt LLC as to legality of shares of common stock to be issued (filed herewith).

23.1	Consent of Gordon Feinblatt LLC (included in their opinion in Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).

24.1	Powers of Attorney (included with the signatures to this Registration Statement on Form S-8).